Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metalla Royalty & Streaming Ltd.

We consent to the use of our report dated March 30, 2023, on the consolidated financial statements, which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the related consolidated statements of loss and comprehensive loss, cash flows, and changes in equity for each of the years in the two-year period ended December 31, 2022, and the related notes, which are incorporated by reference in this Registration Statement on Form S-8 dated December 22, 2023 of Metalla Royalty & Streaming Ltd.

/s/ KPMG LLP

Chartered Professional Accountants

December 22, 2023

Vancouver, Canada